VALHI REPORTS THIRD QUARTER 2014 RESULTS

DALLAS, TEXAS . . November 7, 2014.  Valhi, Inc. (NYSE: VHI) reported net income attributable to Valhi stockholders of $28.7 million, or $.08 per diluted share, in the third quarter of 2014 compared to a net loss of $34.2 million, or $.10 per diluted share, in the third quarter of 2013.   For the first nine months of 2014, Valhi reported net income attributable to Valhi stockholders of $45.0 million, or $.13 per diluted share, compared to a net loss of $113.7 million, or $.33 per diluted share in the first nine months of 2013. Changes in reported net income attributable to Valhi stockholders are primarily due to changes in operating results in the Company's Chemicals Segment.

The Chemicals Segment's net sales of $414.8 million in the third quarter of 2014 were $4.3 million, or 1%, lower than in the third quarter of 2013.  Net sales of $1,278.4 million in the first nine months of 2014 were $85.4 million, or 6%, lower than in the first nine months of 2013.  The Chemicals Segment's net sales decreased in the third quarter of 2014 as compared to the third quarter of 2013 primarily due to lower average TiO2 selling prices, partially offset by higher sales volumes.  The Chemicals Segment's net sales decreased in the first nine months of 2014 as compared to the same prior year period primarily due to lower average TiO2 selling prices and lower sales volumes.  The Chemicals Segment's average TiO2 selling prices were 6% lower in the third quarter of 2014 as compared to the third quarter of 2013, and were 5% lower in the year-to-date period.  The Chemicals Segment's average TiO2 selling prices at the end of the third quarter of 2014 were 7% lower than at the end of 2013, with most of the decline occurring in the first half of the year and with lower prices in most major markets, most notably in certain export markets.  TiO2 sales volumes in the third quarter of 2014 were approximately 4% higher as compared to the third quarter of 2013 due to higher sales primarily in certain export and U.S. markets.  TiO2 sales volumes in the first nine months of 2014 were approximately 4% lower as compared to the same period in 2013 primarily due to lower sales in certain export markets. Fluctuations in currency exchange rates also impacted net sales, increasing net sales by approximately $3 million in the third quarter and approximately $23 million in the first nine months of 2014.  The table at the end of this press release shows how each of these items impacted the overall decrease in sales.

The Chemicals Segment's operating income in the third quarter of 2014 was $49.7 million compared to an operating loss of $35.2 million in the third quarter of 2013.  For the year-to-date period, the Chemicals Segment's operating income was $123.6 million compared with an operating loss of $125.6 million in the first nine months of 2013.  The Chemicals Segment's operating loss in the third quarter of 2013 also includes a pre-tax litigation settlement charge of $35 million ($17.9 million, or $.05 per share, net of income tax benefit and noncontrolling interest).  The Chemicals Segment's operating income improved in 2014 due to the net effects of lower raw materials and other production costs, lower average TiO2 selling prices, higher production volumes, lower sales volumes in the year-to-date period and the third quarter 2013 litigation settlement charge.  The Chemicals Segment's TiO2 production volumes were 18% higher in the third quarter of 2014 as compared to the third quarter of 2013, and were 8% higher in the 2014 year-to-date period.  The Chemicals Segment's production capacity utilization rates in the first nine months of 2014, as well as the third quarter of 2013, were impacted by the lockout at the Canadian production facility that began in late June 2013 and ended in December 2013, as restart of production at the facility did not begin until February 2014.  The Chemicals Segment operated its production facilities at overall average capacity utilization rates of 94% in the first nine months of 2014 (90%, 97% and 96% in each of the first, second and third quarters, respectively), primarily as a result of the restart of production at its Canadian facility.  The Chemicals Segment's operating income comparisons were also impacted by the effects of fluctuations in currency exchange rates, which increased segment profit by approximately $8 million in the third quarter and by approximately $28 million in the year-to-date period, respectively.

The Component Products Segment's net sales increased 9% in the third quarter of 2014 as compared to the third quarter 2013 and increased 13% in the first nine months of 2014 compared to the same period in the prior year.  The Component Products Segment's net sales increased in 2014 principally due to strong demand within the security products reporting unit including new initiatives for existing government customers, increased market penetration in electronic locks and strong demand in transportation markets.   The Component Products Segment's operating income increased from $3.0 million in the third quarter of 2013 to $3.4 million in the third quarter of 2014 and increased from $7.4 million in the first nine months of 2013 to $10.6 million in the first nine months of 2014, .  The Component Products Segment's operating income increased as a result of the positive impact of the higher sales and related improvement in fixed manufacturing cost coverage with higher production volumes, partially offset by the impact of lower variable margins due to relative changes in customer and product mix as well as increased personnel costs and depreciation within the security products reporting unit.

The Waste Management Segment's sales increased in the third quarter of 2014 compared to the same period in 2013 due to increased disposal volumes in the third quarter and first nine months of 2014 compared to the same periods of 2013 offset somewhat by a more favorable disposal mix in the same periods of 2013.    Disposal volumes were favorably impacted by the availability of disposal shipping containers in the third quarter.  While disposal volumes were higher in 2014 as compared to 2013, the average per-unit disposal price was lower in 2014 due to relative changes in the mix of waste disposed as certain of the waste disposed in 2013 had a higher price due to waste profiles.  Our Waste Management Segment had positive gross margin in both periods of 2014 due to the strong results in the third quarter of 2014 which allowed for greater coverage of fixed costs as compared to prior periods.  As a result our Waste Management Segment had operating income in the third quarter of 2014 compared to the same period in 2013 and a lower operating loss in the first nine months of 2014 compared to the same period of 2013.

As previously reported, in December 2013 we acquired a controlling interest in our Real Estate Management and Development Segment.  We commenced consolidating the results of operations from this segment in January 2014.  The Real Estate Management and Development Segment had net sales of $10.7 million and $29.7 million in the third quarter and first nine months of 2014, respectively, including $8.6 million and $23.6 million, respectively, in revenue on sales of land held for development.  The Real Estate Management and Development operating income in the third quarter and first nine months of 2014 was $.2 million and $2.1 million, respectively.  Because the land held for development acquired was initially recognized at estimated fair value at December 31, 2013 in connection with the acquisition, the Company does not expect to recognize significant operating income on land sales during 2014.

As previously reported, in July 2013, the Chemicals Segment voluntarily prepaid the remaining $100 million principal amount outstanding under its term loan, using $50 million of its cash on hand as well as borrowings of $50 million under its revolving North American credit facility.  As a result of such prepayments, the Company's results in 2013 include a first quarter pre-tax charge of $6.6 million ($3.4 million, or $.01 per share, net of income tax benefit and noncontrolling interest) and a third quarter pre-tax charge of $2.3 million ($1.2 million, net of income tax benefit and noncontrolling interest), consisting of the write-off of unamortized original issue discount and deferred financing costs associated with such prepayments.

Corporate expenses were 25% lower in the third quarter of 2014 as compared to the third quarter of 2013 primarily due to lower litigation and related costs in 2014 and 15% lower in the first nine months of 2014 compared to the same period of 2013, primarily due to lower environmental remediation and related costs and to a lesser extent lower litigation and related costs in 2014.   Interest expense increased slightly in the third quarter of 2014 compared to the same period of 2013 primarily due to higher average debt balances in the third quarter of 2014 mostly offset by lower average interest rates on outstanding borrowings in the third quarter of 2014.  Interest expense decreased in the first nine months of 2014 compared to the first nine months of 2013 primarily due to lower average interest rates on outstanding borrowings in the first nine months of 2014 and slightly lower average debt balances for the first nine months of 2014.

The Company's income tax expense in the first nine months of 2014 includes an aggregate non-cash income tax benefit of $5.9 million ($.01 per share net of noncontrolling interest) related to a net reduction in our reserve for uncertain tax positions.

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  Among the factors that could cause our actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products;
•	The extent of the dependence of certain of our businesses on certain market sectors;
•	The cyclicality of certain of our businesses (such as Kronos' titanium dioxide pigment ("TiO2") operations);
•	Customer and producer inventory levels;
•	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry);
•	Changes in raw material and other operating costs (such as energy, ore, zinc, brass and steel costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs;
•	Changes in the availability of raw materials (such as ore);
•	General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2 and component products);
•	Competitive products and prices and substitute products, including increased competition from low-cost manufacturing sources (such as China);
•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	Customer and competitor strategies;
•	Potential difficulties in integrating future acquisitions;
•	Potential difficulties in upgrading or implementing new manufacturing and accounting software systems;
•	Potential consolidation of our competitors;
•	Potential consolidation of our customers;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	The introduction of trade barriers;
•	The ability of our subsidiaries to pay us dividends;
•	The impact of current or future government regulations (including employee healthcare benefit related regulations);
•	Uncertainties associated with the development of new product features;
•	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone, and the Canadian dollar) or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro;
•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime and transportation interruptions);
•	Decisions to sell assets other than in the ordinary course of business;
•	The timing and amounts of insurance recoveries;
•	Our ability to renew, amend, refinance or establish credit facilities;
•	Our ability to maintain sufficient liquidity;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters;
•	Our ultimate ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which have been recognized under the more-likely-than-not recognition criteria (such as Kronos' ability to utilize its German net operating loss carryforwards);
•	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities, or new developments regarding environmental remediation at sites related to our former operations);
•	Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including NL, with respect to asserted health concerns associated with the use of such products);
•	The ultimate resolution of pending litigation (such as NL's lead pigment litigation, environmental and other litigation and Kronos' class action litigation);
•	Our ability to comply with covenants contained in our revolving bank credit facilities;
•	Our ability to complete and comply with the conditions of our licenses and permits;
•	Our ability to successfully defend against currently-pending or possible future challenge to WCS' operating licenses and permits;
•	Changes in real estate values and construction costs in Henderson, Nevada;
•	Water levels in Lake Mead; and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Valhi, Inc. is engaged in the titanium dioxide pigments, component products (security products and high performance marine components), waste management, and real estate management and development industries.

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VALHI, INC. AND SUBSIDIARIES
CONDENSED SUMMARY OF OPERATIONS
(In millions, except earnings per share)

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2014	2013	2014
	(unaudited)

Net sales
Chemicals	$419.1	$414.8	$1,363.8	$1,278.4
Component products	24.2	26.5	69.7	79.1
Waste management	4.9	24.5	29.9	43.4
Real estate management and development	-	10.7	-	29.7

Total net sales	$448.2	$476.5	$1,463.4	$1,430.6

Operating income (loss)
Chemicals	$(35.2)	$49.7	$(125.6)	$123.6
Component products	3.0	3.4	7.4	10.6
Waste management	(10.3)	6.9	(16.3)	(6.6)
Real estate management and development	-	0.2	-	2.1

Total operating income (loss)	(42.5)	60.2	(134.5)	129.7

Equity in earnings of investees	-	-	(.8)	-

General corporate items:
Securities earnings	6.6	6.9	19.9	20.3
Insurance recoveries	2.2	8.8	3.8	10.0
Loss on the prepayment of debt	(2.3)	-	(8.9)	-
General expenses, net	(10.1)	(8.8)	(41.4)	(31.0)
Interest expense	(13.7)	(13.8)	(43.8)	(42.1)

Income (loss) before income taxes	(59.8)	53.3	(205.7)	86.9

Income tax expense (benefit)	(18.9)	15.8	(68.0)	21.1

Net income (loss)	(40.9)	37.5	(137.7)	65.8

Noncontrolling interest in net income (loss)
of subsidiaries	(6.7)	8.8	(24.0)	20.8

Net income (loss) attributable to Valhi
stockholders	$(34.2)	$28.7	$(113.7)	$45.0

Basic and diluted net income (loss) per share:
Net income (loss) per share attributable to Valhi
stockholders	$(.10)	$.08	$(.33)	$.13

Basic and diluted weighted average shares
outstanding	342.0	342.0	342.0	342.0

VALHI, INC. AND SUBSIDIARIES
IMPACT OF PERCENTAGE CHANGE IN CHEMICAL SEGMENT'S NET SALES

	Three months ended	Nine months ended
	September 30,	September 30,
	2014 vs. 2013	2014 vs. 2013
	(unaudited)

Percentage change in TiO2 net sales :
TiO2 product pricing	(6)%	(5)%
TiO2 sales volumes	4	(4)
TiO2 product mix	-	1
Changes in currency exchange rates	1	2

Total	(1)%	(6)%